March 29, 1996



                       THE LEBOW BOARD SLATE DEPOSITIONS


Depositions of Bennett LeBow's slate of alternative directors for RJR Nabisco
were taken in   January, 1996.  Contained within them are insights into
several important issues relative to LeBow's proxy fight agenda. In not so subtle ways, they offer answers to three critical questions that shareholders of RJR Nabisco are asking themselves as they consider their vote for the upcoming annual meeting.

LeBow's Real Agenda

Is Bennett LeBow's true agenda to provide all shareholders with greater value
for their   holdings, or to enrich himself through a predetermined goal of
merging Liggett with RJ   Reynolds?


Committed to the Spin-off?

Is the LeBow board slate, as suggested in LeBow's proxy materials and public pronouncements, really committed to an immediate spin-off of Nabisco? Do they fully understand the legal and business implications of an immediate spin-off?


The Best Board for RJR Nabisco Shareholders?

Do these director candidates understand the complexities inherent in upholding their fiduciary responsibilities in a manner that best represents RJR
Nabisco's shareholders?    And, are they truly independent?





                              LeBow's Real Agenda



Is Bennett LeBow's true agenda to provide all shareholders with greater value for their holdings, or to enrich himself through a predetermined goal of
merging Liggett with RJ   Reynolds?


STARBUCK:   "He (LeBow) said he was uncomfortable talking to the large stockholders and not mentioning his hope of possibly merging Liggett with RJR"
   (p. 87).

ICAHN:   "I don't think it's okay if he's going to merge it with Liggett or get anything extra for himself"  (p. 105).

ICAHN:   "I don't think he has any chance of winning, he will not win, if it's perceived that he is going to merge it with Liggett"  (p. 106).

ICAHN:   "...Rubin had those numbers with RJR-Liggett together or something, and each time I remember if he did show that to me, I remember several times talking to Bennett and saying, 'Ben, you are not going to win this thing if you are going to do Liggett, if you are going to try to do it. You are not going to win it.'" (p. 143).

FROME: Discussed possible combination of Liggett and RJR with Bennett LeBow and Howard Lorber (pp. 59-60, 62) but did not discuss structure (p. 65).

FROME:   Assumes Bennett LeBow was considering pursuing merger plans for
   Liggett & RJR after August 1995 (p. 75).

FROME: Understands that LeBow intends to pursue a merger plan between RJR and Liggett (p. 75) but has not formed an opinion as to its advisability (p.
   81).

FROME:   Book was distributed at Sard meeting with info "illustrating the financial impact of a combination between RJR and Liggett" (p. 76); "I have to assume this is part of the plan" (p. 77).

   FROME:   "...If a merger with Liggett would benefit all RJR shareholders, we would consider it" (p. 92).

CHAKALIAN:   Aware that LeBow talked with Kravis about a possible transaction
   between   Liggett and RJR (p. 60); and that LeBow also talked with
   Tabacalera (p. 61) and Rothman's (p. 65) about RJR; unaware of discussions with Intabex (p. 63).

CHAKALIAN:   Is aware of the preparation by someone at Liggett of pro forma financial statements for RJR and Liggett on a combined basis (p. 91).

CHAKALIAN:   Would vote for Liggett-RJR merger if slate elected (p. 132), though he retracted this, claiming confusion, and said this had never been discussed (p. 134).

CHAKALIAN:   Aware that LeBow spoke with Lucio Tan in Maqueda City,
   Philippines, "about a possible merger, joint venture, all of the above"; made remarks about Mr. Tan of a personal nature (pp. 201-203).

RIDINGS:   No contact with Liggett in any way, but is aware that LeBow talked with RJR about a possible merger (p. 157).

   RIDINGS:   Says he has never discussed with anyone the possibility of a
   Liggett sale or   merger.  Says he is aware of the possibility of an
   RJR/Liggett merger only because he read about it in the consent solicitation (p. 157).

LAMPEN:   Claims merger of Liggett was never on the table (p. 155).

LAMPEN:   Re profit-sharing agreement between New Valley and Brooke Group:
   "Oppenheimer...saw a comparable provision to this in the Icahn agreements between Brooke and New Valley and Icahn, and wanted a provision in here for the protection...of New Valley similar to...the penalty that appeared in the Icahn agreement if there was ever a merger of Liggett" (p. 151-153).

ZUCKERMAN:   Claims to have never discussed a merger between RJR and Liggett with LeBow or anyone associated with him (p. 84).

BURNS:   New Valley board never discussed possible RJR-Liggett merger, but was apprised of earlier discussions between Brooke and RJR (pp. 48, 50).

BURNS:   Has "never" been told about a possible merger of Liggett with RJR or its subsidiaries (p. 108).

                          Committed to the Spin-Off?



Is the LeBow board slate, as suggested in LeBow's proxy materials and public pronouncements, really committed to an immediate spin-off of Nabisco? Do they fully understand the legal and business implications of an immediate spin-off?

STARBUCK:   Has not committed to an immediate spin-off if elected director (p.
   83).

FROME:   Has never received a report from a financial advisor relating to a spin-off of Nabisco (p. 58). Has never received a written or oral opinion regarding its legality
   (p. 83).

FROME:   Has not told Bennett LeBow that he would support a spin-off, but "I'm sure he assumes that I do" (p. 85).

CHAKALIAN:   Joined slate for "...no specific reason.  Because I wanted
   to...Because I know the tobacco business" and "really not" in connection with spin-off (p. 98-99).

CHAKALIAN:   After accepting place on slate, told LeBow he would vote to support spin-off (pp. 108-109). Reason: "I believe the shareholder value will go up," based on reading the newspapers (p. 110).

RIDINGS:   Has never analyzed Nabisco spin-off (p. 164).

   RIDINGS:   Claims not to be committed to spin-off.  Says, "I have not guaranteed how I would vote on any matter -- any matter. I don't have enough information yet that would fulfill the sort of obligations I have as a director to make that sort of decision" (pp. 164-165).

STRAUSS:   Has not committed to support spin-off proposal (p. 78).

LAMPEN:  "The spin off is something that seems to make a great deal of sense.
   I mean that's a decision ultimately that could only be taken after a full...review of all the issues. It's some-thing that as a nominee I would have to exercise my fiduciary duties and understanding fully all of the issues relating to a potential spin-off, a process that I have not gone through" (p. 124).

ZUCKERMAN:   Zuckerman discusses his analysis and consideration of proposing a spin-off of Nabisco during his time working at RJR Nabisco (pp. 76-78). When asked whether he consulted with any lawyers regarding the legal risk involved, he answers, "No" (p. 78).

ZUCKERMAN:   When asked if he supported a spin-off, first responded, "Do I have to answer that question?" then, later, stated, "I will pay the greatest possible attention to my fiduciary duty given the facts at the time" (p. 78-79).

BURNS:   Willingness to support spin-off "absolutely not" required for nominees (pp. 91-92).

                 The Best Board for RJR Nabisco Shareholders?



Do these director candidates understand the complexities inherent in upholding their fiduciary responsibilities in a manner that best represents RJR
Nabisco's shareholders?    And, are they truly independent?

STARBUCK:   Paid $30,000 in December by the Brooke Group for making himself available (p. 16).  Has never met Icahn (p. 31).

   STARBUCK:   Among the reasons Starbuck gives for his interest in sitting on the board slate: "I was interested in seeing the inside of an M&A takeover attempt"
   (p. 46).

FROME:   Met LeBow in a bar about five years ago; met Icahn about 20 years ago and represented him in the early '80s (p. 29-31).

FROME:   Agreed to go on slate because thought it would be financially beneficial (directors' fees, legal fees, stock options, etc.). Also thought it would be fun: "Howard and Ben are fun. I know Carl and I hang around bars and have fun and stuff like that" (p. 53).

   FROME:   Is receiving $30,000 to be on the slate (p. 56).

FROME:   "With my girlfriend I always talk about spin-offs.  You want to get a woman, tell her  'spin-off.'  They go 'ahh'" (p. 72).

CHAKALIAN:   First met LeBow in fall 1990.  Handy Associates (New York-based recruiters) recommended him for consultancy regarding doing business in Russia (p. 19-20). Has never met Icahn, and knows of his interest in RJR only through newspapers (p. 188).

CHAKALIAN:   Received analyses from Gary Black of Bernstein as a matter of routing (pp. 76-79); "I can't read half of them," referring to analyst reports (p. 78).

CHAKALIAN:   At slate meeting 11/15/95 at Sard, compensation for board
   nominees set at   "$30,000 through April '96" (p. 126).

RIDINGS:   Financial advisor to the preferred stockholders in New Valley bankruptcy proceeding (p. 39). One of two directors nominated by preferred A holders
   (p. 41).

   RIDINGS:   LeBow's interest in RJR was brought up at a New Valley board meeting (unsure when); he suggested New Valley buy stock (pp. 45-46); by 11/95, New Valley had investment in RJR of $149M (p. 57); "I think the general consensus was that it was a good investment and we'd make money on it" (p. 59).

RIDINGS:   To be paid personally $30,000 plus indemnification (pp. 99, 163).

STRAUSS:   Has never served on the board of directors of any publicly held company (p. 20).

   STRAUSS:   Claims he had very little background before agreeing to join the
   Brooke slate (p. 31). Approached by a recruiter, Chester Hopkins (p. 27). Discussion with LeBow "barely over one hour" (p. 30) and primarily centered on the FTC consent order to divest certain brand assets of American Tobacco, some of which LeBow and the Liggett, group had been interested in securing (p. 33-34).

   STRAUSS:   Claims he made decision based only on information from
   newspapers and meeting with LeBow (pp. 32, 52).

LAMPEN:   Received regular reports of New Valley's purchases of RJR Nabisco stock (p. 60) but never discussed with anyone the advisability of New Valley investing $150 million in RJR Nabisco stock (p. 64). No one ever questioned whether or not New Valley should be purchasing $150 million RJR Nabisco stock (p. 99).

   LAMPEN:   "I recall discussions relating to an agreement entered into between New Valley and an entity affiliated with Carl Icahn which related to New Valley's interest in RJR" (p. 75).

ZUCKERMAN:   Told LeBow that he needed to be compensated if he was going to be involved in this venture (p. 49).

   ZUCKERMAN:   LeBow promised Zuckerman that his income would be replaced through a combination of director's fee and consulting fee (p. 50).

   ZUCKERMAN:   Also has consulting agreement with LeBow to give him
   suggestions as to the knowledge that he should have before he approaches institutional investors (p. 69).

ZUCKERMAN:   Considered making a hostile takeover of RJR himself with the former Vice Chairman of Paine Webber, Chris Andersen (pp. 64, 81).

BURNS:   Joined New Valley board because it would be fun "taking a corporation which was really a shell with a substantial amount of money to start with and to build it into something..." (p. 27).

BURNS:   Joined slate because "challenging project, one that had intrinsic merit"
   (p. 81). Believes "shareholders' investment would be enhanced mightily;" judgment based on reading, conversations with Michael Hirschfeld and Bennett LeBow; believes there are no real obstacles to spin-off (pp. 82-83).



                 What The Depositions Say About Bennett LeBow



The depositions reveal in plain terms that Bennett LeBow's actions are not consistent with his public pronouncements.

For example, on November 21, 1995, The New York Times reported that "Mr. LeBow said no one had turned him down" for nomination to the board slate. But, in sworn testimony, LeBow said that at least one person did turn him down (LeBow, pp. 286-287).

In addition, LeBow has said that all he wants is a spin-off and then he will abandon his efforts to gain control of RJR Nabisco. But the depositions, taken together, show he really intends to merge Liggett with
RJR:

Although LeBow insists he abandoned the idea of a merger in July or August of 1995, he continued to update the proposal through October and November 1995.

LeBow testified that he told his nominees about the possibility of a merger with Liggett (LeBow, pp. 288-290).

In a meeting with at least one of his nominees, LeBow discussed a possible transaction involving Liggett and RJR (Frome, pp. 59-62).

Another nominee testified that, at a gathering of his board nominees, LeBow said that "he was uncomfortable talking to the large stockholders and not mentioning his hope of possibly merging Liggett with RJR" (Starbuck, p. 87).

LeBow distributed to his nominees an information packet about RJR that began with a "summary of transaction." The "transaction" was a merger of Liggett and RJR. One nominee testified that he read the document and assumed that LeBow intended to merge Liggett with RJR (Frome, pp. 75-77).

Icahn warned that they would "just lose" if the shareholders thought he wanted to merge RJR with Liggett (Icahn, pp. 81-82, 105-106).


LeBow contends that he has put up a credible slate that will act in the best interests of all RJR Nabisco shareholders. But, the depositions reveal a board that is hardly independent and, in some cases, marginally qualified:

The depositions establish that the majority of his nominees either work for LeBow or sit on the board of a company he controls.

He has paid those who do not already work for him $30,000 for simply agreeing to be put on a slate that may never be up for election.

One nominee is receiving an additional $120,000 for unspecified "consulting" services (Zuckerman, p. 49-50), which so far involve nothing more than suggesting the name of a new CEO for RJR after LeBow takes control.

One nominee joined the slate because he "thought it might be financially beneficial" to him as a result of "directors' fees, legal fees, stock options and stuff like that." He added that. "Howard (Lorber) and Ben (LeBow) are fun. I know Carl (Icahn) and I hang around bars and have fun and stuff like that" (Frome, p. 53).

Another nominee, whose entire experience is in academia, said he signed on to the slate to "seeing the inside on a M&A takeover attempt" (Starbuck, p.
   46).

                          DEPOSITION OF CARL C. ICAHN



BACKGROUND:

Runs Icahn & Company. Became interested in RJR Nabisco through mention of Bennett LeBow (p. 18); first met LeBow in 1990, aboard LeBow's boat in the Mediterranean (p. 47). Owned "a lot of Western Union bonds" (pp. 48-49), and owns about $80 million of Brooke Group bonds (p. 50).

KEY POINTS:

Came to an agreement with LeBow regarding RJR Nabisco Holdings, resulting from discussions that began in the summer of 1995 (p. 53).

LeBow assured him that he wasn't in this to unload Liggett (p. 85).

Met Bruce Wasserstein of Wasserstein Parella at a party where Wasserstein advised that he thought Icahn's joining with LeBow was a bad idea. Icahn found this unusual since Wasserstein Parella was working with Brooke/New Valley on the RJR matter (p. 96-97).

After costs, Icahn gets 20 percent of New Valley's profits in exchange for his participation (p. 104).

The following sequence highlights the greenmail pact between LeBow and Icahn, and its relationship to a possible attempt by LeBow to merge Liggett with RJR
Nabisco:

"If either of us do greenmail, there is a penalty, a huge penalty, $50 million" (pp. 99-100).

"Who proposed the $50 million?"  A:  "I did."   Q:  "Why did you choose that
   number?"  A: "I thought it was a big enough number that you wouldn't do
   it."          Q:  "What did Mr. LeBow say when you proposed 50 million?"
   A:  "He said fine."  (p. 100).

When asked of anyone ever told him that the proposal by LeBow and his colleagues were discussing with Mr. Harper and his colleagues could
   increase the value of his (LeBow's)   holdings in Brooke Group and Liggett
   by as much as $750 million to a billion dollars, Icahn said, "Absolutely not. Nobody ever mentioned those kinds of numbers to me." (p. 101)

"I told him, I said if they don't perceive you and I are getting something
   else out of this, we   are going to win...But if you are going to bring up
   anything else...I don't think people are going to give you that value." (p. 102)

"...why would anybody do something if they are going to have to pay $50 million and if you plan to do the $50 million, if he really planned to do the merger...well, then, what does he need me for?" (pp. 102-3).

When asked whether LeBow said why he was interested in Icahn's participation, Icahn answered, "I think he wants, in quotes, 'somebody who is known to be an astute investor on his side'" (p. 103).

"Now, you know, he talks one way, he talks another, but he told me several times in no uncertain terms that he is into this as I am to see the thing spun off..." (p. 104).

"I don't think it's okay if he's going to merge it with Liggett or get anything extra for himself" (p. 105)

"I don't think he has any chance of winning, he will not win, if it's perceived that he is going to merge it with Liggett" (p. 106).

"It's not a part of our agreement, but he certainly listens to me..."  (p.
   118).

"...Rubin had those numbers with RJR-Liggett together or something, and each time I remember if he did show that to me, I remember several times talking to Bennett and saying, 'Ben, you are not going to win this thing if you are going to do Liggett, if you are going to try to do it. You are not going to win it" (p. 143).

"I think there is value that I'm involved...it's good that we have...a huge position, not just in there with a small position...I think that does help him and I think it's worth something..." (p. 160).

                         DEPOSITION OF ARNOLD I. BURNS



BACKGROUND:

(CEO of Liggett Since June 1994). Lawyer with Proskauer Rose Goetz & Mendelsohn; Former Deputy Attorney General of United States (1986-1988).

On board of New Valley (11/94), executive committee since 9/95; serves on board of no other public company.

KEY POINTS:

   Has a social relationship with LeBow and his firm has done legal work for the Brooke Group (p. 24-25).

   Has known LeBow for five years or more. Introduced by Howard Lorber, a friend for at least 20 years (p. 22).

   Joined New Valley board because it would be fun "taking a corporation which was really a shell with a substantial amount of money to start with and to build it into something..." (p. 27).

   RJR was discussed at "more than one" New Valley board meeting, but not prior to 11/95; the question was whether to invest in RJR shares (pp. 37-38, 43).

   Legal advice on RJR provided only by Michael Hirschfeld of Milbank Tweed (p. 46).

   New Valley board never discussed possible RJR-Liggett merger, but was apprised of earlier discussions between Brooke and RJR (pp. 48, 50).

   Burns was originally left off the slate of shadow directors out of deference to his chances to be U.S. Attorney General in a GOP administration. Said he wasn't concerned about that and wanted to be with them in the fight (pp. 78-80).

   LeBow sought Burns' "business counsel" on whether to make a substantial investment in RJR Nabisco and whether "to try to urge shareholders to unlock shareholder value..." (pp. 71-72)... "I told him that I thought it was a good idea and that while he had been a controversial figure, that I thought that his recent successes really qualified him to undertake this project, this program, . . . and I encouraged him very strongly to go forward..." (pp. 73-74).

   LeBow met with him at the beginning of November at the Rihga Hotel for a glass of wine.

   Joined slate because "challenging project, one that had intrinsic merit" (. 81). Believes "shareholders' investment would be enhanced mightily;" judgment based on reading, conversations with Michael Hirschfeld and Bennett LeBow; believes there are no real obstacles to spin-off (pp. 82-
   83).

   "...if a new board is elected, (of) which I would be a member, then it would stand to reason that at such time the matter would be taken de novo, tabula rasa to decide whether in the circumstances then obtaining and them pertaining it would be appropriately wise to do that in the discharge of newly acquired fiduciary responsibilities" (p. 85).

   Criteria for slate: willingness to support spin-off "absolutely not" required
   (pp. 91-92).

   Attended Sard 11/15 meeting, (and remembers Chakalian being there (pp. 96-97) even though Chakalian noted him as absent, (see Chakalian deposition, p. 135).

   Has "never" been told about a possible merger of Liggett with RJR or its subsidiaries (p. 108).


                       DEPOSITION OF ROUBEN V. CHAKALIAN



BACKGROUND:

CEO of Liggett since June 1994. Worked for Leslie Salt Company ('59-'68); Philip Morris (Lucerne, '69-'71); Liggett Myers (Brussels, Director Marketing, '71-'72); RJR ("I ran markets" ('72-'86); President of Del Monte, London, '81-'83; Heublein (SVP, Fine Wines '86-'89; Associate Dean, San Francisco State University Business School ('89-'91); Liggett (Consultant, '91-'94).

KEY POINTS:

   First met LeBow in fall 1990. Handy Associates (New York-based recruiters) recommended him for consultancy regarding doing business in Russia (p. 19-20). Has never met Icahn, and knows of his interest in RJR only through newspapers (p. 188).

   Discussed RJR with Wasserstein Perella and Reemstma, 5/16/95. "We were reviewing not just RJR but all the tobacco companies" (p. 58). But later he says, "When I met with Reemstma, we were talking about a possible evaluation of RJR" (p. 148).

   Aware that LeBow talked with Kravis about a possible transaction between Liggett and RJR (p. 60); and that LeBow also talked with Tabacalera (p.
   61) and Rothmans (p. 65) about RJR; unaware of discussions with Intabex (p. 63).

   States that LeBow met with people from Tabacalera, a Spanish tobacco company, concerning RJR (p. 62).

   Received analyses from Gary Black of Bernstein as a matter of routing (pp. 76-79).
   "I can't read half of them," referring to analyst reports (p. 78).

   Aware that LeBow met Harper 5/95 (p. 82).

   Is aware of the preparation by someone at Liggett of pro forma financial statements for RJR and Liggett on a combined basis (p. 91).

   Joined slate for "no specific reason. Because I wanted to...Because I know the tobacco business" and "really not" in connection with spin-off (p. 99).

   After accepting place on slate, told LeBow he would vote to support spin-off
   (pp. 108-109). Reason: "I believe the shareholder value will go up," based on reading the newspapers (p. 110).

   Committed to LeBow that if elected to RJR board, he would support a spin-off of Nabisco (p. 110).

   At slate meeting 11/15/95 at Sard, compensation for board nominees set at
   "30K through   April '96" (p. 126).

   In discussions with LeBow, considered who would run RJR if spin-off occurred; declined management role before formally offered: "Been there, done that..."
   (pp. 129-131).

   Would vote for Liggett-RJR merger if slate elected (p. 132), though he retracted this, claiming confusion, and said this had never been discussed (p. 134)

   Aware that LeBow spoke with Lucio Tan in Maqueda City, Philippines, "about a possible merger, joint venture, all of the above;" made remarks about Mr. Tan of a personal nature (pp. 201-203).

                          DEPOSITION OF ROBERT FROME



BACKGROUND:

Lawyer with the firm of Olshan, Grundman, From & Rosenweig. Has worked on Sky Box for LeBow. Has been on the boards of several companies, including Valley Industries, VTX Electronics, NUCO 2, and Strauss Stores, Corporation.

Shareholders of Coal Fuels brought litigation against him in capacity as a director of the company. Same litigation involved allegations of violations of the federal securities laws.

KEY POINTS:

   "When you make these agreements, you could always change your mind" (p.
   38).

   Met LeBow in a bar five years ago; met Icahn about 20 years ago and represented him in the early '80s (p. 30-31).

   Approached by Howard Lorber in October or November of 1995 about being on the slate of directors. Was not asked at that time for his views on a spin-off of Nabisco (p. 34), but does think it "sounds like a good idea" (p. 86).

   Met with LeBow and Richard Lampen on November 15 and was told by LeBow why
   he   believed a spin-off would benefit the shareholders.  Was also told current directors refused to spin-off because there was a nonlegal obligation to the company's creditors and that it might constitute a fraudulent conveyance
   (pp. 45-49).

   Agreed to go on slate because thought it would be financially beneficial (directors' fees, legal fees, stock options, etc.). Also thought it would be fun: "Howard and Ben are fun. I know Carl and I hang around bars and have fun and stuff like that" (p. 53).

   Is receiving $30,000 to be on the slate (p. 55, 57).

   Has never received a report from a financial advisor relating to a spin-off of Nabisco (p. 58). Has never received a written or oral opinion regarding its legality (p. 83).

   Discussed possible combination of Liggett and RJR with Bennett LeBow and Howard Lorber (pp. 59-60, 62) but did not discuss structure (p. 65).

   "With my girlfriend I always talk about spin-offs. You want to get a woman, tell her 'spin-off.' They go 'ahh'" (p. 72).


   Assumes Bennett LeBow was considering pursuing merger plans for Liggett &
   RJR after 8/95        (p. 75).

   Understands that LeBow intends to pursue a merger plan between RJR and Liggett (p. 75) but has not formed an opinion as to its advisability (p.
   81).

   Has not told Bennett LeBow that he would support a spin-off, but "I'm sure he assumes that I do" (p. 85).

   Book was distributed at Sard meeting with info "illustrating the financial impact of a combination between RJR and Liggett" (p. 76); "I have to assume this is part of the plan" (p. 77).

   "...If a merger with Liggett would benefit all RJR shareholders, we would consider it" (p. 92).


                         DEPOSITION OF RICHARD LAMPEN



BACKGROUND:

Executive Vice President and General Counsel, New Valley; Special Counsel for Brooke Group. Steel, Hector & Davis, a Miami law firm, 1978-1986, 1992-1995. Salomon Brothers, New York, 1986-1992.

Serves on board of Roland International Corporation, a real estate concern; formerly on boards of U.S. Can Corporation, Trump Plaza Funding, All-American Bottling Corporation, and the International Bank of Miami.

KEY POINTS:

   Has been a defendant in litigation, but would not comment as to the kind (p. 19).

   Not allowed to answer questions as to whether he has been the target of SEC or other law enforcement investigations (p. 19-20).

   First met LeBow in 5/95 (p. 22).

   Received regular reports of New Valley's purchases of RJR Nabisco stock (p.
   60) but never discussed with anyone the advisability of New Valley investing $150 million in RJR Nabisco stock (p. 64). No one ever questioned whether or not New Valley should be purchasing $150 million RJR Nabisco stock (p. 99).

   "I recall discussions relating to an agreement entered into between New Valley and an entity affiliated with Carl Icahn which related to New Valley's interest in RJR" (p. 75).

   "...from the time I arrived at the beginning of October up through the time that Jefferies was engaged, New Valley did not otherwise have a financial adviser"
   (p. 92).

   "...The spin-off is something that seems to make a great deal of sense. I mean that's a decision ultimately that could only be taken after a full...review of all the issues. It's something that as a nominee I would have to exercise my fiduciary duties and understanding all of the issues relating to a potential spin-off, a process that I have not gone through" (p. 124).

   Doesn't recall whether or not he was told what being a nominee might entail (p. 128).

   Purchased 2,000 shares of RJR Nabisco stock on 11/13/95 (p. 133).

   Purchased RJR Nabisco stock "because I think that there's a good potential with a successful spin-off for the stock to go from the approximately $30 level that I paid for it well up into the $40, $50 range" (p. 134).

   New Valley sold RJR shares to Carl Icahn (p. 145).

   Re profit-sharing agreement between New Valley and Brooke Group:
   "Oppenheimer...saw a comparable provision to this in the Icahn agreements between Brooke and New Valley and Icahn, and wanted a provision in here for the protection...of New Valley similar to...the penalty that appeared in the Icahn agreement if there was ever a merger of Liggett" (p. 151-153).

   Claims merger of Liggett was never on the table (p. 155).

                        DEPOSITION OF BARRY W. RIDINGS




BACKGROUND:

Drexel Burnham (NYC '86-'90, Managing Director in investment banking group); Managing Director, Alex, Brown & Sons since 1990.

On following boards: New Valley (1/95- ); Telemundo ('95 - ); TransCor Waste Services, Inc. ('92 - ); Noodle Kidoodle ('94 - ); Norex America ('93); "I'm leaving out one or two" (pp. 35-6).

KEY POINTS:

   Defendant in connection with Drexel bankruptcy; global settlement (p. 34).

   Financial advisor to the preferred stockholders in New Valley bankruptcy proceeding (p. 39). One of two directors nominated by preferred A holders

   (p. 41).

   LeBow's interest in RJR was brought up at a New Valley board meeting (unsure when); he suggested New Valley buy stock (pp. 45-46); by 11/95, New Valley had investment in RJR of $149M (p. 57); "I think the general consensus was that it was a good investment and we'd make money on it" (p.
   59).

   Was unable to attended either of the two slate meetings (Sard, 11/15, and Friars Club 12/14), but was briefed at Sard (pp. 97-98).

   Became a nominee some time before 11/1/95; signed consent 11/16/95 (pp. 17-18, 124).

   Oppenheimer has given New Valley fairness opinion regarding RJR on at least one occasion, 12/27/95 (p. 140).

   No contact with Liggett in any way, but is aware that LeBow talked with RJR
   regarding   possible merger (p. 157).

   Says he has never discussed with anyone the possibility of a Liggett sale or merger. Says he is aware of the possibility of an RJR/Liggett merger only because he read about it in the consent solicitation (p. 157).

   Has never discussed with anyone how RJR would be managed in the event the
   slate were   elected (p. 158).

   First met LeBow "prior to 1990" in connection with Drexel and Western Union (p. 159).

   To be paid personally $30,000 plus indemnification (pp. 99, 163).

   Has never analyzed Nabisco spin-off (p. 164).

   Claims not to be committed to spin-off. Says, "I have not guaranteed how I would vote on any matter -- any matter. I don't have enough information yet that would fulfill the sort of obligations I have as a director to make that sort of decision"
   (pp. 164-165).


                       DEPOSITION OF WILLIAM H. STARBUCK




BACKGROUND:

College professor; has never been on any corporate boards. Recruited by Larry Lederman, who has occasionally lectured to his management class.

KEY POINTS:

   Paid $30,000 in December by the Brooke Group for making himself available (p. 16). Has never met Icahn.

   Among the reasons Starbuck gives for his interest in sitting on the board slate: "I was interested in seeing the inside of an M&A takeover attempt" (p. 46).

   From reading news stories, had independently formed an opinion that RJR was badly managed (p. 46, 62) and would be worth more if Nabisco was spun off (p. 46). Was told by LeBow and Lederman that the separate parts would be worth $42 in total
   (p. 62).

   Has read part of "Barbarians at the Gate," which he thinks chronicles a sort of "sick history" (p. 52).

   Was told that LeBow and Icahn have a weekly poker game with "the boys" at which they play for $10,000 a card (p. 78).

   Has not committed to an immediate spin-off if elected director (p. 83).

   "He (LeBow) said he was uncomfortable talking to the large stockholders and not mentioning his hope of possibly merging Liggett with RJR" (p. 87).

   Has never discussed with anyone how RJR would be managed in the event the LeBow slate is elected (p. 105).


                          DEPOSITION OF PETER STRAUSS



BACKGROUND:

Essentially was unemployed before joining LeBow board slate. Laid off in 1994 when Brown & Williamson purchased American Tobacco and terminated all of American Tobacco's executives. Consultant since then though Brian Kirkland "...is my only client", and was in the middle of circulating [his] resume when approached by LeBow.

RJR Nabisco shareholder since shortly after KKR's public offering; had 3,000 shares, now 600 due to reverse split.

KEY POINTS:

   Has never served on the board of directors of any publicly held company (p.
   20).

   Claims he had very little background before agreeing to join the Brooke slate (p. 30-31). Approached by recruiter, Chester Hopkins (p. 27). Discussion with LeBow "barely over one hour" and primarily centered on the FTC consent order to divest certain brand assets of American Tobacco, some of which LeBow and the Liggett, group had been interested in securing (p.
   34).

   Claims he made decision based only on information from newspapers and meeting with LeBow (pp. 32, 52).

Has not committed to support spin-off proposal (p. 78).

                       DEPOSITION OF FREDERICK ZUCKERMAN



                                  BACKGROUND:

Former Senior Vice President and Treasurer of RJR Nabisco until 9/93. Former Vice President and Treasurer at Chrysler Corporation. Currently operates investment banking firm Zuckerman & Firstenberg, with partner, Paul Firstenberg.

Formerly affiliated with Rothschild Inc. Rothschild "did not wish to continue our relationship, if I were publicly going to be involved with this activity". Currently an advisor to Fitch Investors Service.

KEY POINTS:

   When asked about LeBow's reputation in the business community, first
   states, "I am not   going to share that with you," then says, "he was
   hostile to management"
   (p. 25-26).

   In recounting his first meeting with LeBow pertaining to RJR in September of 1995, Zuckerman says he does not remember who said what to whom, does not remember whether Carl Icahn was discussed, does not remember what was said about the possibility of a consent solicitation, and does not remember who brought the subject up (pp. 31-33).

   Told LeBow that he needed to be compensated if he was going to be involved in this venture (p. 49).

   LeBow promised Zuckerman that his income would be replaced through a combination of director's fee and consulting fee (p. 50).

   Also has consulting agreement with LeBow to give him suggestions as to how to approach institutional investors (p. 69).

   Zuckerman discusses his analysis and consideration of proposing a spin-off of Nabisco during his time working at RJR Nabisco (pp. 76-78). When asked whether he consulted with any lawyers regarding the legal risk involved, he answers, "No".

   When asked if he supported a spin-off, first responded, "Do I have to answer that question?" then, later, stated, "I will pay the greatest possible attention to my fiduciary duty given the facts at the time" (p. 78-79).

   Considered making a hostile takeover of RJR himself with the former Vice Chairman of Paine Webber, Chris Andersen (pp. 64, 81).

Claims to have never discussed a merger between RJR and Liggett with LeBow or anyone associated with him (p. 84).